 Exhibit 10.7

Confidential treatment has been requested for portions of this document indicated by [***], which portions are filed separately with the Commission.

LICENSING PROGRAM SERVICES AGREEMENT

Between

ALLIACENSE LIMITED, LLC

And

PHOENIX DIGITAL SOLUTIONS, LLC

1.	DEFINITIONS	2
2.	CONDUCT OF THE PROJECT	4
3.	COMPENSATION	5
4.	TERM AND TERMINATION	5
5.	REPRESENTATIONS AND WARRANTIES	6
6.	DISPUTE RESOLUTION	6
7.	GENERAL	7
8.	UNDERTAKING BY PTSC AND TPL	8
	Exhibit A: SCHEDULE OF PROJECT PATENTS	9
	Exhibit B: PROJECT DESCRIPTION	10
	Exhibit C: SCHEDULE OF LITIGATION PROJECTS	11

LICENSING PROGRAM SERVICES AGREEMENT

This Agreement is entered into between ALLIACENSE LIMITED, LLC, a Delaware limited liability corporation (“Alliacense”), having its principal place of business at 20883 Stevens Creek Boulevard, Suite 100, Cupertino, California 95014, and PHOENIX DIGITAL SOLUTIONS LLC (“PDS”), a Delaware limited liability company, having its principal place of business at 20883 Stevens Creek Boulevard, Suite 100, Cupertino, CA 95014. In this Agreement, Alliacense and PDS may be referred to individually as “Party” and collectively as the “Parties.”

WHEREAS Alliacense provides an array of intellectual property licensing program support services, including but not limited to reverse engineering, engineering analysis, IP analysis, business analysis, marketing and sales (“Licensing Services”); and

WHEREAS Alliacense also provides an array of intellectual property litigation program support services, including but not limited to strategic defendant selection, infringement contention preparation, claim construction development and strategy, patent prosecution management, and reexamination defense and strategy (“Litigation Support”); and

WHEREAS certain of the Alliacense personnel have provided substantial support to TPL with licensing the Project Patents to date and PDS and PTSC and TPL desire to contract directly with Alliacense going forward to ensure that the same Alliacense team continues its Project Patents focus; and

WHEREAS PDS requires certain combinations of the type of services Alliacense provides in connection with the commercialization of Project Patents.

NOW THEREFORE, for and in consideration of the mutual covenants herein contained as well as other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree that:

1.	Definitions.

1.1.	“Project Patents” means the patents and applications scheduled at Exhibit A entitled “Schedule of Project Patents,” as well as all progenitors and progeny thereof, and all additions, changes, amendments, modifications, actions, counterparts, continuations, continuations-in-part, extensions, reissues, divisionals and/or renewals of such items, progenitors, and/or progeny.

1.2.	“Project” means the Licensing Services and Litigation Support scheduled at Exhibit B entitled, “Project Description.”

1.3.	“PTSC” means Patriot Scientific Corporation, a Delaware corporation having its principal place of business at 701 Palomar Airport Road, Suite 170, Carlsbad, CA 92011-1045, together with its heirs, executors, administrators, representatives, successors and assigns.

2

1.4.	”TPL” means Technology Properties Limited LLC, a California limited liability company having its principal place of business at 20883 Stevens Creek Blvd., Suite 100, Cupertino, CA 95014, together with its heirs, executors, administrators, representatives, successors and assigns.

1.5.	“Recovery” means the gross amount of all value received by PDS and PTSC and TPL from enforcing the Project Patents, or under any license or settlement agreement under the Project Patents, whether in satisfaction of any settlement, release of any claim, any judgment, any transfer of rights relating to the Project Patents, and/or any theory of recovery or award as alleged or to be alleged in the court action, including any award of damages, increased or treble damages, costs, attorneys’ fees, and interest, whether by compromise or judgment after suit is filed, or transfer of ownership in the Project Patents or transfer of ownership of PDS.

1.5.1.	Recovery excludes: (i) consideration not actually received by PDS, such as mere tax credits unless and until such credits are used; and (ii) intangible consideration, such as goodwill in the licensing program or trademarks associated with the IP, and (iii) consideration related to separate transactions that do not involve the IP.

1.5.2.	Recovery also includes non-monetary, tangible consideration such as patents or shares of corporate interest. In the event of such Recovery, PDS and Alliacense shall in good faith negotiate, on a case-by-case basis, the appropriate basis for and amount of the Recovery, such as the monetary equivalent or the like and to assign a monetary present value to such non-monetary terms at the time of settlement.

1.6.	“Expenses” means the actual costs incurred for travel expenses for Litigation Support, third party expert and consultant fees and related expenses, costs of charts and other visual aids obtained from third parties, on-line computer research costs, third party reverse engineering, third party technical and economic research, translators and interpreters, and other direct third-party expenses reasonably incurred, without any applied markup of costs, in the pursuit of the Project.Expenses shall be documented and also includes:

1.6.1.	Product Costs (i.e., costs of products for testing and analysis), and Laboratory Costs (i.e.; costs of the maintenance and repair of lab equipment consumed or damaged in pursuit of the Project, as well as the costs of acquisition of or access to specialized equipment not in inventory and required to pursue the Project). Costs exceeding five thousand dollars per item shall require the pre-approval of PDS.

1.6.2.	All costs incurred by or on behalf of Alliacense as a result of Alliacense being required to participate as a party in any lawsuit (other than a suit brought by a Party and arising under this Agreement) involving the Project Patents.

3

2.	Conduct of the Project.

2.1.	Alliacense shall exert commercially reasonable efforts to implement the Project; and shall have no obligation to pursue or fund any effort to prosecute, maintain, enforce or defend any element of the Project Patents other than as specifically provided for in Exhibits B and C, and including any amendments thereto agreed in writing hereafter by both Parties.

2.2.	Relationship.

2.2.1.	Alliacense may utilize the services of its various personnel who may be lawyers to implement the Project. Such services shall for no purpose be deemed to be legal services or to give rise to a lawyer-client relationship between Alliacense and/or such personnel on the one hand, and PDS or PTSC or TPL or Charles H. Moore on the other hand. Without limiting the foregoing, neither Alliacense nor such personnel shall for any purpose be deemed to have (i) provided legal services or advice to, (ii) undertaken the representation of, or (iii) entered into a lawyer-client relationship with PDS or PTSC or TPL or Charles H. Moore.

2.2.2.	This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, employment relationship, partnership, agency relationship, or business organization of any kind between Alliacense on the one hand and the PDS or PTSC or TPL or Charles H. Moore on the other.

2.3.	Designated Contacts. Alliacense and PDS shall establish Project Contacts that will be responsible for continuous, substantive and appropriate communications between Alliacense and PDS regarding the status of the Project, and the on-going requirements, demands, priorities, adjustments and like.

2.4.	Status Meetings. At least once every two weeks, Alliacense and PDS shall meet to provide each other relevant status information, wherein (i) Alliacense shall provide a progress report summarizing efforts being undertaken under the Project, and (ii) PDS shall provide a report summarizing events of which it has knowledge that may reasonably be expected to be relevant to the Project business.

2.5.	Cooperation. As requested by Alliacense, PDS shall have a continuing obligation to exert its reasonable best efforts:

2.5.1.	To cooperate with Alliacense in the execution of its obligations, and to support the Project by, for example, promptly executing (upon reasonable request) and to delivering all documents, instruments, and things necessary or useful in the conduct of Alliacense's activities hereunder; and

2.5.2.	To avoid and refrain from any and all activity of any kind or nature which may impede, impair, frustrate or otherwise interfere with the activities of Alliacense in the execution the Project (including, for example, that any communication by PDS or PTSC or TPL characterizing the nature of the Project Patents, or the licenses or litigation involving the Project Patents shall be subject to the pre-approval of Alliacense, such approval not to be unreasonably delayed or withheld); and

2.5.3.	To impose the covenants of this Agreement on the PTSC and TPL and their respective directors, officers, employees, consultants, attorneys, agents and other affiliates or representatives; and to be responsible hereunder for each and every failure in the good and faithful performance of this Agreement by PTSC and TPL and/or their respective directors, officers, employees, consultants, attorneys, agents and other affiliates or representatives.

4

3.	Compensation. [***]

4.	Term and Termination.

4.1.	Useful Life. This Agreement shall continue for the Useful Life of the Project Patents. “Useful Life” means the greater of the period of time during which any of the Project Patents is either susceptible to legal protection, or reasonably perceived by PDS to have commercial value; and in either case, may extend beyond the expiration of the Project Patents themselves. After the expiration of the term in such circumstance, neither Party shall have any further obligation hereunder other than PDS’ obligations under Section 3 of this Agreement.

4.2.	Material Reduction in Value. In the event that facts or events are discovered or occur which materially reduce the reasonable evaluation of the commercial value of the Project Patents and commercial viability of the Project, and the Parties have not agreed to terminate this Agreement pursuant to Section 4.1 above, then the Parties shall promptly agree to an economically reasonable reduction in the scope of the Project Description and to a proportionate reduction in the Advances of Section 3.2.

4.3.	Termination for Cause. Alliacense may terminate this Agreement upon the failure of PDS (or of PTSC or of TPL) to substantially perform any of its material obligations to be performed hereunder, including without limitation the payment obligations pursuant to Section 3 Agreement. In the event of such termination by Alliacense, neither Party shall have any further obligation hereunder other than PDS’ obligations with respect to (a) accrued Expenses, and (b) Licensing Services Fees (subject to any offsets pursuant to Section 3.2), and (c) accrued Litigation Support Fees, and (d) accrued Advances.

4.4.	Termination without Cause. Alliacense may terminate this Agreement at any time without cause, and in the event of such termination by Alliacense, neither Party shall have any further obligation hereunder other than:

4.4.1.	PDS’ obligations with respect to (a) accrued Expenses, and (b) Licensing Services Fees with respect to Recovery arrangements made prior to such termination (subject to any offsets pursuant to Section 3.2), and (c) accrued Litigation Support Fees, and (d) accrued Advances; and

4.4.2.	Alliacense shall provide to PDS the MMP Portfolio Licensing Program licensee communications files (which contain all communications to and from prospective and actual licensees).

5

5.	Representations and Warranties.

5.1.	PDS and PTSC and TPL acknowledge, represent, and warrant to Alliacense that:

5.1.1.	PDS has the exclusive right to regulate and control by license and to sue and collect damages in its own name and benefit under the Project Patents; and

5.1.2.	Alliacense has prepared this Agreement at the request of PDS and PTSC and TPL, and such preparation by Alliacense shall not be used as basis for construing the terms hereof against Alliacense or otherwise; and

5.1.3.	Neither Alliacense nor its representatives have for any purpose undertaken the representation of or entered into a lawyer/client relationship with the PDS or PTSC or TPL or Charles H. Moore or their representatives; and

5.1.4.	PDS and PTSC and TPL release, acquit, and agree to hold Alliacense and its representatives harmless with respect to all claims of whatsoever kind or nature related to the preparation, execution, and delivery of this Agreement; and

5.1.5.	PDS and PTSC and TPL have sought and received the advice of independent counsel and are in no way relying on any advice or representations of Alliacense or its representatives.

5.2.	Each Party represents, warrants and covenants that it has the right to enter this Agreement, and to undertake the duties hereunder.

Dispute Resolution. All rights and obligations under this Agreement shall be resolved as if all persons and all transactions related to this Agreement had their legal residence, situs, and employment in Santa Clara County, California. Within 15 days after written notice of the dispute, members of the most senior management of the parties shall meet and exercise their commercially reasonable efforts to resolve any dispute under this Agreement. If unresolved, then in the event of a legal proceeding, the cost of translating into English all discoverable materials, and of providing contemporaneous translation of all live testimony shall be borne by PDS. All performances due hereunder shall continue unabated throughout the entire process and a final adjudication in accordance with the terms hereof has been made from which no appeal or review can be undertaken. The prevailing party as determined by the trier of fact, whether judge, or jury, shall be awarded reimbursement of all expenses, court costs, and attorneys fees.’

6.	General.

6.1.	In no event shall any right, duty or privilege arising hereunder be assigned by either party to an entity which it does not own and control without the prior written consent of the other parties. Any attempted or purported assignment without such consent shall be voidable at the option of the non-consenting party.

6.2.	Any covenant requiring a party to perform or provide an act or service shall be construed to impose upon such party the burden of the cost thereof unless otherwise provided for herein.

6.3.	Section titles are intended only to aid and assist the reader and are not intended to be descriptive of the contents of the section or to be used for construction or interpretation.

6

6.4.	The failure of any provision of this Agreement by virtue of its being construed as invalid or otherwise unenforceable shall render the entire Agreement cancelable at the option of the party asserting the enforceability of the said provision.

6.5.	All notices shall be in writing and effective upon delivery or upon posting by certified mail, return receipt requested, addressed as follows (or such other address as may be hereafter designated):

If to PDS:	If to Alliacense:

Attention:

PDS Managers

Daniel E. Leckrone

20883 Stevens Creek Blvd, Suite 100

Cupertino, CA 95014

Carlton M. Johnson

1120 Sanctuary Pkwy, Suite 325

Alpharetta, GA 30009

General Counsel, TPL

20883 Stevens Creek Blvd, Suite 100

Cupertino, CA 95014

General Counsel, PTSC

Attention: Mac Leckrone, President Alliacense Limited LLC 20883 Stevens Creek Boulevard Suite 100 Cupertino, CA 95014 And by email to: customerservice@alliacense.com

6.6.	This Agreement together with its Exhibits contains the entire agreement between the Parties and supersedes any and all other agreements between them, or between or among Alliacense and/or PTSC and/or TPL relating to the subject matter hereof.

6.7.	This Agreement shall create no rights or licenses to any intellectual property between or among the parties, nor shall it create any obligation to share technology, trade secrets, know-how, show-how and other proprietary developments and discoveries conceived or reduced to practice during the course of the Project.

6.8.	Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

7.	Undertaking by PTSC and TPL. By these presents, the undersigned PTSC and TPL acknowledge that they each have reviewed, understand, approve and will support this Agreement.

7

IN WITNESS WHEREOF, the parties have hereunto set their hands and seal as of the date of the execution hereof by the last signatory hereto.

Phoenix Digital Solutions		Phoenix Digital Solutions

By:	/s/ Carl Johnson	By:	/s/ Dan Lackrone

Carl Johnson		Dan Leckrone

Title:	Manager	Title:	Manager

Date: 6July 2012		Date: 6 July 2012

Alliacense Limited LLC

By:	/s/ Mac Leckrone

Mac Leckrone

Title:	President

Date: 7 July 2012

Patriot Scientific Corporation

By:	/s/ Carlton Johnson

Carlton Johnson

Title:	Chairman of Executive Committee

Date: 6 July 2012

Technology Properties Limited

By:	/d/ Dan Leckrone

Dan Leckrone

Title:	Chairman

Date: 7 July 2012

8

EXHIBIT A

SCHEDULE OF PROJECT PATENTS

9

EXHIBIT B

PROJECT DESCRIPTION

[***]

10

EXHIBIT C

SCHEDULE OF LITIGATION PROJECTS

The Parties acknowledge that, as of the date of this Agreement, PDS desires Alliacense to provide Litigation Support for three projects, as described below. Additional projects may be added as the Parties agree; provided however that If and to the extent any Litigation Support project is agreed to be provided by Alliacense, it shall be documented in the form of a (1) a project management plan, and (2) a schedule of associated fees.

Litigation Support Fees are due and payable within 10 days after the end of each calendar month.

[***]

11